BRADLEES, INC.                Exhibit 20
             THIRD QUARTER RESULTS VS. REVISED PLAN      Page 1 0f 2
                           (Unaudited)
                          (In Millions)

                            Third Quarter 1996      Year-to-Date 1996
                                  Revised                 Revised
                           Actual  Plan*   LY    Actual    Plan*     LY
INCOME SUMMARY:
 Owned Sales               $402.4 $413.3 $401.7 $1,105.3 $1,116.2 $1,198.1
 Food Service Sales           2.0    2.0    2.4      6.4      6.4      7.1
 Leased Dept Sales           15.9   13.4   14.5     44.7     42.2     43.3
                            -----  -----  -----  -------  -------  -------
 Total Sales                420.3  428.7  418.6  1,156.4  1,164.8  1,248.5

 Gross Margin $             113.1  123.6  115.7    322.8    333.4    339.7
 Non-Recurring GOB Reserve    0.0    0.0    0.0     (5.9)    (5.9)     0.0
                            -----  -----  -----    -----    -----    -----
 Adjusted GM                113.1  123.6  115.7    316.9    327.5    339.7
 GM%(based on owned sales)** 28.1%  29.9%  28.8%    29.2%    29.9%    28.4%

 SG&A Exp                  (120.7)(122.4)(141.7)  (392.7)  (394.4)  (419.7)

 Other Income                 3.4    2.9    3.5      9.9      9.4     10.5
 Gain on Disp. of Property    1.7    1.5    0.0      1.7      1.5      0.0
 Addback NonRecur. GOB Res.   0.0    0.0    0.0      5.9      5.9      0.0
                             ----   ----  -----    -----    -----    -----
 EBITDA before Restructuring (2.5)   5.6  (22.5)   (58.3)   (50.1)   (69.5)

 Cash Impact from Restruct.  (4.4)  (5.3)   0.0     (9.0)   (10.0)     0.0
                             ----   ----  -----    -----    -----    -----
 EBITDA after Restructuring  (6.9)   0.3  (22.5)   (67.3)   (60.1)   (69.5)

 Addback Cash Restructuring   4.4    5.3    0.0      9.0     10.0      0.0
 Less NonRecur. GOB Res.      0.0    0.0    0.0     (5.9)    (5.9)     0.0
 Depr. & Amort. Expense     (10.6) (10.6) (12.8)   (32.1)   (32.1)   (39.2)
 Interest Expense            (1.9)  (3.2)  (2.6)    (6.8)    (8.1)   (19.6)
 Reorganization Items        (8.1)  (7.7) (13.1)   (56.5)   (56.2)   (21.0)
 Income Tax Benefit           0.0    0.0   12.4      0.0      0.0     50.8
                            -----  -----  -----   ------   ------    -----
 Net Loss                  ($23.1)($15.9)($38.6) ($159.6) ($152.4)  ($98.5)
                            =====  =====  =====   ======   ======    =====

BALANCE SHEET SUMMARY:                            Balance at End of Period
                                                  ------------------------
 Unrestricted Cash and Cash Equivalents           $   -      $3.0    $65.9
 Restricted Cash and Cash Equivalents                9.0      8.9      1.1
 Inventories                                       339.2    336.1    413.2
 Other Current Assets                               37.0     34.8     55.0
                                                   -----    -----    -----
  Total Current Assets                             385.2    382.8    535.2
 Net Fixed Assets                                  176.2    180.2    269.8
 Long-Term Assets                                  194.0    193.4    241.8
                                                   -----    -----  -------
   Total Assets                                   $755.4   $756.4 $1,046.8
                                                   =====    =====  =======

 Accounts Payable                                 $218.6   $184.9   $266.1
 Other Current Liabilities                          90.7    119.5     60.3
                                                   -----    -----    -----
  Total Current Liabilities                        309.3    304.4    326.4
 Long-Term Liabs.                                   80.8     80.3    134.8
 Liabs. Subject to Settlement                      569.6    568.9    521.9
 Paid-In-Capital                                   137.1    137.0    136.6
 Accumulated Deficit                              (341.4)  (334.2)   (72.9)
                                                   -----    -----    -----
  Total Stockholders Equity (Deficit)             (204.3)  (197.2)    63.7
                                                   -----    -----  -------
   Total Liabs. and Stockhld. Eq. (Def.)          $755.4   $756.4 $1,046.8
                                                   =====    =====  =======

* As filed on Form 8-K dated September 17, 1996. ** Calculated prior to the non-recurring GOB (going-out-of-business) reserve established for 14 closed stores.

NOTE: EBITDA is earnings (loss) before interest expense, income taxes, non-cash restructuring and non-recurring items, asset impairment charge, reorganization and extraordinary items, and depreciation and
amortization.   At the time cash is received or expended for
restructuring and non-recurring items, the cash amount is included in the calculation of EDITDA.

                                     6


                                                         Exhibit 20
                                                         Page 2 of 2
                               BRADLEES, INC.
                   THIRD QUARTER RESULTS VS. REVISED PLAN
                                (Unaudited)
                               (In Millions)




                                        Third Quarter 1996    YTD 1996
                                                  Revised           Revised
                                         Actual    Plan*    Actual   Plan*
CASH FLOW SUMMARY:
 Beg. Unrestricted Cash & Cash Equiv.     $17.3    $17.3    $63.0    $63.0

 Cash Used in Operations:
  Net Loss                                (23.1)   (15.9)  (159.6)  (152.4)
  Depr. & Amort. Expense                   10.6     10.6     32.1     32.1
  Other, Including Reorg. Items             1.6      3.4     41.8     43.5

 Changes in Working Capital:
  Inventory Increase                      (82.8)   (79.7)   (56.9)   (53.8)
  Accounts Payable Increase                71.5     37.6     69.7     35.9
  All Other                                (6.2)    (5.8)    18.1     18.5
                                           ----     ----     ----     ----
 Net Cash Used in Operations **           (28.4)   (49.8)   (54.8)   (76.2)

 Capital Spending                          (9.2)   (13.1)   (18.6)   (22.5)
 Incr. in Restricted Cash & Cash Equiv.    (1.6)    (1.5)    (7.8)    (7.7)

 Other:
  Payments of Capital Leases               (0.7)    (0.5)    (2.0)    (1.8)
  Payments of Liabs. Subj. to Settl.       (1.1)    (1.0)    (3.2)    (3.1)
  Deferred Financing Costs                 (0.3)     0.0     (0.6)    (0.3)
  Net Borrowings under DIP Facility        24.0     51.6     24.0     51.6
                                           ----     ----     ----     ----
 Total Other                               21.9     50.1     18.2     46.4

 Decr. in Unrest. Cash & Cash Equiv.      (17.3)   (14.3)   (63.0)   (60.0)

 Ending Unrest. Cash & Cash Equiv.         $  -     $3.0     $  -     $3.0
                                           ====     ====     ====     ====

* As filed on Form 8-K dated September 17, 1996.

** Includes cash outlays associated with reorganization items.